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                                                               EXHIBIT 10.6

                                 OLYMPIC FINANCIAL LTD.

                                  EMPLOYEE BONUS PLAN

                            (EFFECTIVE SEPTEMBER 12, 1996)


     Olympic Financial Ltd. (the "Company") believes that the best interests of the Company and its shareholders will be served if certain key employees of the Company are encouraged to continue their employment with the Company during any Change of Control (as hereinafter defined) and thereafter. Accordingly, the Company hereby establishes this "Olympic Financial Ltd. Employee Bonus Plan" (the "Plan") for the benefit of such key employees.

                              SECTION 1.  DEFINITIONS

     In addition to the terms defined in the preceding paragraph, the following definitions shall apply for purposes of the Plan.

     1.1. "Bonus" means respective amounts set forth for the names of the Eligible Employees set forth on Schedule A attached hereto subject to amendment thereof from time to time by the Plan Administrator pursuant to
Section 4.2 hereof.

     1.2. "Annual Salary" means an Eligible Employee's annual rate of regular base salary as in effect on the Effective Date, excluding bonuses.

     1.3.  "Board" means the Board of Directors of the Company.

     1.4. "Bonus Period" means the period commencing on the Effective Date and continuing for a period of twelve months.

     1.5. "Cause" means the Board's good faith determination that an Eligible Employee has committed any of the following, other than due to an Eligible Employee's Permanent Disability or death:

           (a) failed to adequately perform substantially all his or her duties with the Company;

           (b) engaged in conduct that is materially injurious to the Company;

           (c) engaged in theft or embezzlement from the Company or any other material act of dishonesty;

           (d) engaged in repeated acts of insubordination respecting reasonable orders or directions of an officer to whom he or she reports; or

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           (e) been convicted of a crime (other than a traffic violation or minor misdemeanor).

     1.6. "Change of Control" means the occurrence of any of the following events: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a "Subsidiary") and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act (a "Person"), becomes the beneficial owner of shares of the Company having at least 50% of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of the Company's assets or combination of the foregoing transactions (a "Transaction") other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction, excluding for this purpose any shareholder owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction, continue to have a majority of the voting power in the resulting entity; or (iii) within any 12-month period beginning on or after September 12, 1996, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director as of September 12, 1996 shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this subsection
1.4 (iii).

     1.7. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.8.  "Committee" means the Compensation Committee of the Board.

     1.9. "Common Stock" means the common stock of the Company, "$.01 par value per share.

     1.10. "Company" means Olympic Financial Ltd. and any successor or successors thereto.

     1.11. "Eligible Employee" means each full time employee of the Company whose name appears on Schedule A hereto subject to amendment thereof from time to time by the Plan Administrator pursuant to Section 4.2 hereof.

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     1.12. "Eligible Termination" means an involuntary termination of employment without Cause, or a resignation for Good Reason, which occurs as of or within the one-year period following the Effective Date.

     1.13. "Good Reason" means any one or more of the following events, which occurs without an Eligible Employee's express prior written consent or approval, other than due to an Eligible Employee's Permanent Disability or death:

           (i) a good faith determination by the Eligible Employee that the Company or any of its officers has taken or failed to take any action (including, without limitation, (a) a pattern of discrimination against or harassment of the Eligible Employee, and (b) the subjection of the Eligible Employee to procedures not generally applicable to other similarly situated employees which changes the Eligible Employee's position, authority or responsibilities or reduces the Eligible Employee's ability to carry out his or her duties and responsibilities;

           (ii) any reduction in an Eligible Employee's Annual Salary or any material reduction in his or her employee benefits from the level in effect immediately prior to the Effective Date, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof from the Eligible Employee; or

           (iii) the Company's requiring the Eligible Employee to be employed at any location more than 35 miles further from his or her principal residence than the location at which the Eligible Employee was employed immediately preceding the Effective Date.

     1.14. "Olympic Companies" means the Company and its subsidiaries and affiliates, and any successor or successors thereto.

     1.15. "Permanent Disability" means an Eligible Employee's inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his or her regular duties, which inability is reasonably contemplated to continue for at least one (1) year from its occurrence.

     1.16. "Plan" means Olympic Financial Ltd. Employee Bonus Plan, as set forth herein and as amended from time to time.

     1.17. "Vesting Date" means the first to occur of the following dates:

           (a) the date of an Eligible Termination of the Eligible Employee's employment; or

           (b) the date six (6) months after the closing of a Change of Control; or

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           (c)  the date of the Eligible Employee's death or Permanent
     Disability; or

           (d)  the first anniversary of the Effective Date.

                            SECTION 2.  BONUS PAYMENT

     2.1. BONUS. Subject to the provisions hereof, in the event the Eligible Employee is a full time employee of the Company on the Vesting Date (or immediately prior to the Vesting Date in the case of an Eligible Employee's Eligible Termination), the Company shall pay to him or her the Bonus. The Bonus shall be paid in a lump sum, in cash, within thirty (30) days of the Vesting Date. No Bonus shall be payable to an Eligible Employee whose employment with the Company has been terminated prior to the Vesting Date due to the Eligible Employee's voluntary resignation without Good Reason or discharge by the Company with Cause.

     2.2. WITHHOLDING: The Company may, to the extent required by law, withhold applicable federal and state income, employment and other taxes from any payments due to any Eligible Employee hereunder.

                   SECTION 3.  LIMITS ON AMENDMENT OR TERMINATION

     3.1. The Board may amend or terminate this Plan at any time; provided, however, that upon occurrence of a Change of Control, this Plan (expressly including, but not limited to, this Section 3) shall remain in effect, and may not be altered or amended in any way which would adversely affect the rights of any Eligible Employee hereunder, for at least seven (7) months following the Change of Control, and for such additional time as may be necessary to give effect to the terms of the Plan as in effect at the Change of Control. Thereafter, the Board may amend or terminate this Plan in any manner which does not adversely affect the rights of any Eligible Employee who has incurred an Eligible Termination.

                      SECTION 4.  ADMINISTRATION OF THE PLAN

     4.1. The Plan shall be administered by the Company's Vice Chairman (the "Plan Administrator").

     4.2. The Plan Administrator shall have full and final discretion to select additional Eligible Employees and to establish the amount of each additional Eligible Employee's Bonus. There is no requirement that the amount of any Bonus for any Eligible Employee be uniform as to particular individuals or as to one or more classes of Eligible Employees.

     4.3. Notwithstanding any other provision of this Plan, the aggregate payments made under this Plan shall not exceed $750,000.00.

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     4.4.  Subject to the express provisions of this Plan, and to resolutions adopted by the Board, the Plan Administrator shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating thereto and to make all other determinations deemed necessary or advisable for the administration of the Plan, and shall have and may exercise such other powers and authority as may be delegated to it by the Board of Directors from time to time. All determinations and interpretations of the Plan Administrator, and the Board of Directors made with respect to the Plan Administrator, shall be final, binding and conclusive as to all persons.

     4.5. The Plan Administrator shall not be personally liable by reason of any action taken in his capacity as Plan Administrator nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

     4.6. The Company shall pay all costs and expenses, including attorneys' fees and disbursements, at least monthly, of any Eligible Employee in connection with any legal proceeding (including arbitration), whether or not instituted by a member of the Olympic Companies or an Eligible Employee, relating to the interpretation or enforcement of any provision of the Plan; except that if such Eligible Employee instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that the Eligible Employee instituted the proceeding in bad faith, the Eligible Employee shall pay all costs and expenses, including attorneys' fees and disbursements, of such Eligible Employee.

                            SECTION 5. MISCELLANEOUS

     5.1. Neither the establishment of the Plan nor any action of the Company, any other member of the Olympic Companies, the Committee, or any fiduciary shall be held or construed to confer upon any person any legal right to continued employment with the Company or with any member of the Olympic Companies, nor to affect the Company's right to dismiss any employee at will. Nothing in the Plan shall be construed to prevent the Company or any member of the Olympic Companies from terminating an Eligible Employee's employment for Cause. If an Eligible Employee is terminated for Cause, the Company shall have no obligation to make any payments under this Plan.

     5.2. Benefits payable under the Plan shall be paid out of the general assets of the Company. The Company is not required to fund the benefits payable under this Plan; PROVIDED, HOWEVER, nothing in this Section 5.2 shall be interpreted as precluding the

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Company from funding or setting aside amounts in anticipation of paying any such benefits.

     5.3. Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by any Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void. In addition, no rights or interest under the Plan shall be in any manner subject to levy, attachment or other legal process to enforce payment of any claim against any Eligible Employee except to the extent required by law.

     5.4. Except as otherwise provided herein, the Plan shall be binding upon, inure to the benefit of and be enforceable by the Company and the Eligible Employees and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation, and such provisions shall also be binding upon and inure to the benefit of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and such successor shall assume and perform the obligations, responsibilities and liabilities to which the Company or any member of the Olympic Companies is subject under this Plan in the same manner and to the same extent that the Company or any member of the Olympic Companies would be required to perform if no such succession had taken place. The provisions of this Section 5.4 shall continue to apply to each subsequent employer of any Eligible Employee in the event of any subsequent merger, consolidation or transfer of assets of any such subsequent employer.

     5.5. This Plan shall be governed by and construed in accordance with the laws of the State of Minnesota (without reference to rules relating to conflicts of laws), except to the extent superseded by applicable federal law.

     5.6. Any action required or permitted to be taken by the Company under this Plan shall be taken by the Board or by the Plan Administrator, or any designee of the Plan Administrator pursuant to Section 4, in each case subject to the limits on amendment and termination contained in Section 3 hereof.

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